Exhibit 99.1

FOR IMMEDIATE RELEASE

COLUMBIA FINANCIAL, INC. ANNOUNCES COMPLETION OF

STEWARDSHIP FINANCIAL CORPORATION ACQUISITION

Fair Lawn, New Jersey, November 1, 2019 — Columbia Financial, Inc. (Nasdaq: CLBK) (the “Company”), the holding company for Columbia Bank, today announced that the Company has completed its acquisition of Stewardship Financial Corporation (“Stewardship”) and its wholly owned subsidiary, Atlantic Stewardship Bank. Upon completion of the merger, each Stewardship stockholder became entitled to receive $15.75 in cash for each share of Stewardship common stock that they held at the effective time of the merger.

“We are excited to expand our presence in Northern New Jersey while continuing to execute our long term strategic and growth plans. We welcome the customers and employees of Atlantic Stewardship Bank to the Columbia family,” said Thomas J. Kemly, President and Chief Executive Officer of the Company.

Columbia was advised in the transaction by the investment banking firm of Boenning & Scattergood, Inc. and represented by the law firm of Kilpatrick Townsend & Stockton LLP. Stewardship was advised by the investment banking firm of Sandler O’Neill + Partners, L.P. and represented by the law firm of McCarter & English, LLP.

About Columbia Financial, Inc.

Columbia Financial, Inc. is a Delaware corporation organized as the Bank’s mid-tier stock holding company. The Company is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas through its 52 full-service banking offices.

Forward-Looking Statements

This press release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on the Company’s current expectations, estimates and projections about future events. This includes statements regarding the business plans and integration efforts once the transaction is complete, the Company’s ability to realize growth and efficiencies through the acquisition of Stewardship and Atlantic Stewardship Bank, the Company’s expectations regarding the internal rate of return on the acquisition, merger-related expenses and the impact of the transaction on the Company’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as the Company’s ability to integrate Atlantic Stewardship Bank as planned and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, other risks and uncertainties may be described in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.